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                                                                  EXHIBIT 10.14

[OPTEL LETTERHEAD]


                                                                  June 17, 1996


Mr. Bertrand Blanchette
58 Fairfax Road
Teddington
Middlesex TW119BZ
England

Dear Bertrand:

I am pleased to confirm our offer of employment as Chief Financial Officer at a weekly base rate of $2,877.00 with a prospective start date of September 1, 1996 or as soon after the sale of Le Groupe Videotron Ltee's shared of Cable Road (UK) Limited. The position will be based in Dallas and will report to the Chief Executive Officer. Your compensation package will include:

o Participation in a comprehensive benefits package provided at group rates under LeGroupe Videotron Ltee's expatriate package.

o Payment of 5% of your base salary on a bi-weekly basis to the pension fund of your choice.

o    Car allowance of $600 a month or $277 on a bi-weekly basis.

o Participation in an annual bonus program, targeted at 30%, which can range up to 60% of base salary. The bonus is based on achievement of Company Economic Valued Created (EVC) goals and individually agreed on objectives.

o Long term stock option plan equal to 2.5 times your annual salary vested over a five year period.

o In the event of termination for reasons other than for cause, a severance package equivalent to 12 months salary to be paid in a lump sum (less applicable withholding taxes).

o    Four (4) weeks of vacation.

o Reimbursement for all reasonable relocation expenses from England to Dallas, Texas, in addition to movement of household goods from Montreal, Canada. The reimbursement of these expenses will be grossed up for tax purposes. This will include all real estate and other closing costs associated with the purchase and sale of a residence in Dallas. In the event the Company terminates your employment for reasons other than cause and if you are unable to obtain a sales price equal or superior to the purchase price of your house in Dallas, the Company will reimburse you for the difference between the purchase and the sales price.

o Reimbursement of the cost of private schools for your children if you elect to send them to such schools.



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[OPTEL LOGO]



o Air travel expenses (Economy class) for two round trips to Montreal for you and your family each year. In the case of the death of a member of your or your wife's immediate family, the Company will absorb the cost of travel for a round-trip ticket for yourself, your wife and the children (Economy class).

o Reimbursement of all reasonable costs associated with English classes for yourself and members of your immediate family.

o Reimbursement for all reasonable expenses associated with the preparation of your U.S. and Canadian income tax returns.

o All other terms and conditions to be consistent with same level executive of OpTel.

This offer is contingent upon your passing our required pre-employment drug test for controlled substances.

The Immigration Reform and Control Act of 1986 requires that employers verify the employment eligibility and identification of all employees hired after November 6, 1986. Accordingly, on your first day of employment, you will be asked to show a company representative the documents identified in Attachment "A" (enclosed) and sign a statement that you are lawfully authorized to work in the United States (I-9 enclosed) and that the documents you have presented are genuine and relate to you. A copy of these documents will be retained in your personnel file. Also, please bring a copy of your birth certificate and a copy of your spouse's (if applicable) for benefits purposes.

This offer is valid until 5:00 p.m. (Dallas time) on Tuesday, June 18, 1996. If you accept this job offer, please indicate your acceptance by signing below and return a copy of this letter, along with the completed application (enclosed) to the attention of Mr. Danny French, Director Employee Relations, in the enclosed envelope, on or before Monday, June 17, 1996. This letter supersedes all prior communication with respect to the subject matter. You acknowledge that no representations or agreements have been made by OpTel concerning your employment other than as set forth in this letter.

Should you wish to terminate this agreement, you should give the Company six months' notice for the first two years and three months thereafter.

I look forward to you joining the OpTel team and feel confident that your background and experience will make a significant contribution to OpTel's success.

Sincerely,


/s/ LOUIS BRUNEL                             /s/ BERTRAND BLACHETTE

Louis Brunel                                 Bertrand Blanchette
Chief Executive Officer